Exhibit 99.1

Company Contact:                            Investor Relations Contact:
Ultralife Batteries, Inc.                   Lippert/Heilshorn & Associates, Inc.
Robert W. Fishback                          Jody Burfening
(315) 332-7100                              (212) 838-3777
bfishback@ulbi.com                          jks@lhai.com

ULTRALIFE BATTERIES, INC. ANNOUNCES RESULTS FOR QUARTER ENDED DECEMBER 31, 2002

           - Revenues Rise to $8.8 Million as Military Demand Grows -

Newark, NY, February 26, 2003 - Ultralife Batteries, Inc. (NASDAQ: ULBI) today announced its preliminary, unaudited results for the period ended December 31, 2002. Consolidated revenues for the quarter were $8.8 million compared to $7.5 million for the same period a year ago. The increase was driven by initial shipments of UBI5390 batteries to the U.S. military, higher 9-volt shipments and stronger sales of HiRate(R) batteries, offset in part by lower sales of small cylindrical batteries.

Consolidated gross margin for the three months ended December 31, 2002 improved nearly $1.0 million to $0.8 million from a loss of $0.2 million in the prior year. Rechargeable battery margins improved $0.8 million as a result of cost savings actions made during the prior year and lower depreciation charges. Primary battery margins rose $0.2 million from the year before as a result of 9-volt manufacturing efficiencies and higher sales volumes, offset in part by start-up activity for high volume large cylindrical battery production and lower small cylindrical battery sales.

The Company's operating loss for the quarter ended December 31, 2002 was $1.7 million compared with an operating loss of $3.3 million last year, reflecting the gross margin improvement and lower operating costs.

This period represents the end of the Company's transition "year", a six-month period, as it has changed its fiscal year-end from June 30 to December 31 effective as of December 31, 2002.

In October 2002, the Company sold a portion of its equity investment in Ultralife Taiwan, Inc., reducing its ownership interest from approximately 30% to approximately 11%. In exchange, the Company received total consideration of $2.4 million in cash and the return of 700,000 shares of Ultralife common stock. Previously, the Company had reported that it expected to record at least a $2.4 million non-operating gain on this transaction; however, because the accounting issues are complex, the Company and its independent auditors have not yet determined the appropriate accounting treatment of the Company's investment. Since a final conclusion has not yet been reached, the results reported today do not reflect any gain or loss on this transaction. It is likely that the Company will be required to restate prior period financial results related to the accounting for its equity ownership interest. These restatements would only affect non-operating earnings. The Company does not expect the restatement to affect prior period cash flows from operating activities. Once the accounting treatment has been determined, the Company intends to issue a press release reporting final audited statements.

"As expected, we resumed revenue growth in the December quarter with stronger demand for 9-volt batteries and improved order flow in our military business," said John Kavazanjian, president and chief executive officer of Ultralife Batteries. "Because of the higher sales volumes, gross margins continued to improve."

Mr. Kavazanjian continued, "Ultralife is at an inflection point today with growing momentum in the business, as evidenced by the recent series of contract awards from both the U.S. and U.K. military. In addition, while much of our development efforts recently have been geared toward military applications, there are many commercial opportunities that we are targeting with our superior lithium manganese-dioxide chemistry. We are growing at a very rapid pace right now, and still expect to grow revenues at least 50% in 2003 and to be profitable. We're very excited about our long-term growth prospects."

About Ultralife

Ultralife is a leading developer, manufacturer, and marketer of customized and standard lithium primary, lithium ion and polymer rechargeable batteries. Ultralife manufactures high-energy batteries utilizing advanced lithium technology. Our Primary (non-rechargeable), lithium ion and polymer rechargeable batteries are used in military, industrial and consumer portable electronic products. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack, Sears and the national defense agencies of the United States, United Kingdom and Germany.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K. In addition, there is the pending resolution of the equity accounting methodology in connection with the Company's investment in Ultralife Taiwan, Inc., which may impact financial results previously reported by the Company.

Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

Conference Call Information

Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on February 26 at www.ultralifebatteries.com/invest.asp. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 800-428-6051, Reservation #284864, starting at 12:00 p.m. ET February 26 until 12:00 p.m. ET March 5.

                           ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

                                                        Three Month Period Ended                 Six Month Period Ended
                                                  -------------------------------------   -------------------------------------
                                                  December 31, 2002   December 31, 2001   December 31, 2002   December 31, 2001
                                                  -----------------   -----------------   -----------------   -----------------
Revenues:
   Battery sales ..............................        $ 8,659             $ 7,173             $15,506             $14,582
   Technology contracts .......................             93                 286                  93                 493
                                                       -------             -------             -------             -------
Total revenues ................................          8,752               7,459              15,599              15,075
                                                       -------             -------             -------             -------

Cost of products sold:
   Battery costs ..............................          7,965               7,415              14,683              15,293
   Technology contracts .......................             24                 256                  24                 442
                                                       -------             -------             -------             -------
Total cost of products sold ...................          7,989               7,671              14,707              15,735
                                                       -------             -------             -------             -------

Gross margin ..................................            763                (212)                892                (660)

Operating expenses:
   Research and development ...................            629                 972               1,106               2,154
   Selling, general, and administrative .......          1,872               2,092               3,441               4,213
                                                       -------             -------             -------             -------
Total operating expenses ......................          2,501               3,064               4,547               6,367
                                                       -------             -------             -------             -------

Operating loss ................................         (1,738)             (3,276)             (3,655)             (7,027)

Other income (expense):
   Interest, net ..............................            (69)                (77)               (151)                (90)
   Gain / (loss) on equity investment* ........             --                  --                  --                  --
   Miscellaneous ..............................            287                 (67)                508                  55
                                                       -------             -------             -------             -------
Loss before income taxes, excluding
   gain / (loss) on equity investment .........         (1,520)             (3,420)             (3,298)             (7,062)
   Income taxes ...............................             --                  --                  --                  --
                                                       -------             -------             -------             -------
Loss, excluding gain / (loss)
   on equity investment .......................        $(1,520)            $(3,420)            $(3,298)            $(7,062)
                                                       =======             =======             =======             =======

Weighted average shares outstanding,
   basic and diluted ..........................         12,825              12,319              12,958              12,140
                                                       =======             =======             =======             =======

----------
* Subject to change due to the pending resolution of Company's appropriate accounting treatment of its equity investment in Ultralife Taiwan, Inc.
   (UTI), which will likely require a restatement of the Company's financial results in prior periods.

Note: "Net loss per share" is unable to be reflected until final resolution of the accounting for the Company's equity investment in UTI is resolved.

                           ULTRALIFE BATTERIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

                                                      December 31,     June 30,
                                                          2002           2002
                                                      ------------     --------
ASSETS
Current assets:
   Cash and investments ..........................      $  1,374       $  2,219
   Trade accounts receivable, net .................        6,200          6,049
   Inventories ....................................        5,813          4,633
   Prepaid expenses and other current assets ......          968            845
                                                        --------       --------
Total current assets ..............................       14,355         13,746
Property and equipment ............................       15,336         16,134
Other assets* .....................................          133            183
                                                        --------       --------
Total Assets* .....................................     $ 29,824       $ 30,063
                                                        ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable ...............................     $  4,283       $  3,091
   Other current liabilities ......................        4,128          5,705
                                                        --------       --------
Total current liabilities .........................        8,411          8,796

Long-term liabilities:
   Debt and capital lease obligations .............           87            103
   Grants .........................................          633             --
                                                        --------       --------
Total current liabilities .........................          720            103

Shareholders' equity:
   Common stock, par value $0.10 per share ........        1,358          1,338
   Capital in excess of par value* ................      110,858        107,891
   Accumulated other comprehensive loss ...........       (1,016)          (856)
   Accumulated deficit* ...........................      (90,204)       (86,906)
                                                        --------       --------
                                                          20,996         21,467
Less--Treasury stock, at cost* ...................           303            303
                                                        --------       --------
Total shareholders' equity* .......................       20,693         21,164
                                                        --------       --------
Total Liabilities and Shareholders' Equity* .......     $ 29,824       $ 30,063
                                                        ========       ========

----------
* Subject to change due to the pending resolution of Company's appropriate accounting treatment of its equity investment in Ultralife Taiwan, Inc.
   (UTI), which will likely require a restatement of the Company's financial results in prior periods. The numbers presented are based on the equity accounting for UTI used in past periods.